Exhibit 10.8

PRESBIA USA, INC.

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Presbia USA, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of this corporation is Presbia USA, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 4, 2013.

SECOND: The Second Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted by the corporation's board of directors and stockholders in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

THIRD:  The text of the Corporation's Certificate of Incorporation, as amended to date, is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

FOURTH:  This Second Amended and Restated Certificate of Incorporation shall be effective (for accounting purposes only) at 3:00 p.m. Eastern Time on December 10, 2018.

[Signature Page Follows]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed this 10th day of December, 2018.

PRESBIA USA, INC.

By:	/s/ Mark Yung
Name:	Mark Yung
Title:	President and CEO

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF PRESBIA USA, INC.

FIRST: The name of the Corporation is Presbia USA, Inc. (the “Corporation”).

SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is 13,000 divided into 5,000 shares of common stock each with the par value of $0.01 per share (the “Common Stock”), and 8,000 shares of preferred stock designated as “Presbia USA New Preferred Stock” (the “Presbia USA New Preferred Shares” or the “Presbia USA New Preferred Stock”) each with the par value of $0.01 per share.

The shares of the Corporation previously designated as “Preferred Stock” pursuant to Article FOURTH of the Corporation’s prior Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 13, 2018 (the “Old Preferred Shares”) are being exchanged for Presbia USA New Preferred Shares pursuant to a Securities Purchase & Exchange Agreement by and among Presbia PLC, the Corporation and the Buyer signatory thereto (the “Purchase Agreement”) closing concomitantly with the effectiveness (for accounting purposes only) of this new Second Amended and Restated Certificate of Incorporation as of 3:00 p.m. Eastern Time on December 10, 2018 (the “Effective Time”), and as a result, effective as of the Effective Time, none of the formerly authorized Old Preferred Shares are outstanding and none will be issued, and accordingly the Old Preferred Shares are eliminated from this new Second Amended and Restated Certificate of Incorporation.

The rights, preferences and privileges of the Common Stock and the Presbia USA New Preferred Stock are set forth in Article FIFTH below.

FIFTH: The terms and provisions of the Common Stock and the Presbia USA New Preferred Stock are as follows:

1.Definitions.

(a)“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banks are not required to be open or are authorized to close in San Francisco, California.

(b)“Corporation” shall mean Presbia USA, Inc.

(c)“Distribution” shall mean the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or upon exercise of a right of first refusal approved by the Board of Directors) for cash or property.

(d)“Dividend Rate” shall mean a rate of 15% per annum (fixed), compounded quarterly, subject to adjustment from time to time for Recapitalizations as set forth herein.  Dividends on the Presbia USA New Preferred Shares shall accrue daily pursuant to Section 2 of this Article FIFTH.

(e)A “Liquidation Event” shall be deemed to be occasioned by, or to include each of the following: (i) the liquidation, dissolution or winding up of the Corporation; and (ii) any of the following, provided that the holders of the Presbia USA New Preferred Shares and the holders of Common Stock shall in all cases be entitled to also receive the same form of consideration, (A) the merger, acquisition or consolidation of the Corporation by means of any transaction or series of related transactions, provided, that, the applicable transaction shall not be deemed a Liquidation Event if the Corporation's stockholders as constituted immediately prior to such transaction hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction; (B) any transaction or series of related transactions to which the Corporation is a party in which more than fifty percent (50%) of the Corporation's voting power is transferred (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); or (C) a sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a wholly-owned subsidiary of the Corporation). Notwithstanding the foregoing, a Liquidation Event shall not include (x) a merger or consolidation with a wholly-owned subsidiary of the Corporation; (y) a merger effected exclusively for the purpose of changing the domicile of the Corporation; or (z) any transaction or series of related transactions principally for bona fide equity financing purposes of the Corporation in which the Corporation is the surviving corporation. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least a majority of the outstanding Presbia USA New Preferred Stock (voting together as a single class and not as separate series).

(f)“Liquidation Preference” shall mean $1,000.00 per Presbia USA New Preferred Share plus accrued and declared but unpaid dividends on such share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(g)“Original Issue Date” shall mean December 10, 2018 with respect to Presbia USA New Preferred Shares.

(h)“Original Issue Price” shall mean $1,000.00 for each outstanding share of Presbia USA New Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(i)“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event involving the Presbia USA New Preferred Stock.

(j)“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

2.Dividends.

(a)Treatment of Presbia USA New Preferred Stock. From and after the respective Original Issue Date, dividends shall accrue at the Dividend Rate on the outstanding shares of Presbia USA New Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 2(a) or in Section 3(a), the Corporation shall be under no obligation to pay such Accruing Dividends except as set forth in Section 3 or Section 7 of this Article V, based on the aggregate amount of dividends accrued. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation) the holders of the Presbia USA New Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Presbia USA New Preferred Stock equal to the amount of the aggregate Accruing Dividends then accrued on such share of Presbia USA New Preferred Stock and not previously paid.

(b)Treatment of Common Stock. If, after dividends in the full preferential amounts specified in Section 2(a) for the Presbia USA New Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board of Directors shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock. The Corporation shall make no Distribution to the holders of shares of Common Stock except in accordance with (i) Section 2(a) and this Section 2(b) and (ii) Section 3.

(c)Non-Cash Distribution. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.Liquidation Rights.

(a)Distribution of Assets on Liquidation. Within ten (10) days after the occurrence of any Liquidation Event, either voluntary or involuntary, the holders of the Presbia USA New Preferred Stock shall be entitled to receive, out of the assets of the Corporation, the Liquidation Preference specified for each share of Presbia USA New Preferred Stock then held by them before any payment shall be made or any assets distributed to the holders of Common Stock. If upon the Liquidation Event, the assets to be distributed among the holders of the Presbia USA New Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the holders of shares of Presbia USA New Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full under this subsection (a).

(b)Remaining Assets. After the payment to the holders of Presbia USA New Preferred Stock of the full preferential amount specified above, any remaining assets of the Corporation shall be distributed pro rata among the holders of the Common Stock.

(c)Determination of Value if Proceeds Other than Cash. In any Liquidation Event, if the proceeds received by the Corporation or its stockholders are other than cash, the value of such proceeds will be deemed its fair market value. Any securities shall be valued as follows:

(i)Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(B)If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(C)If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii)The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation.

4.Intentionally Deleted.

5.Voting.

(a)General. Except as otherwise expressly provided herein or as required by law, the holders of Common Stock shall vote together as a single class, including, but not limited to, with respect to any increase or decrease of the authorized shares of Common Stock.

(b)Presbia USA New Preferred Stock. Without limiting the rights of the holders of Presbia USA New Preferred Stock under Section 6, the holders of Presbia USA New Preferred Stock shall not have voting rights.

(c)No Series Voting. Other than as provided herein or required by law, there shall be no series voting among holders of the Corporation's capital stock.

(d)Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

(e)Election of Directors. All directors of the Corporation shall be elected by the holders of Common Stock (voting together as a single class and not as separate series). Any director elected pursuant to this Section 5(e) may be removed with or without cause only by the affirmative vote or written consent of the holders of the shares of the class, series or classes of stock entitled to elect such director or directors. There shall be no cumulative voting.

6.Protective Provisions.

(a)Approval by Presbia USA New Preferred Stock. Notwithstanding Section 5 of this Article V, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of a majority of the shares of the Presbia USA New Preferred Stock then outstanding, voting together as a single class and not as separate series, directly or indirectly to (whether by amendment, merger, recapitalization or otherwise):

(i)effect any alteration, repeal, change or amendment of the rights, privileges or preferences of the Presbia USA New Preferred Stock in a manner that adversely affects the rights, privileges or preferences of the Presbia USA New Preferred Stock;

(ii)amend, modify or repeal any provision of this Second Amended and Restated Certificate of Incorporation or the Corporation’s bylaws in a manner that adversely affects the powers, preferences or rights of the Presbia USA New Preferred Stock;

(iii)amend this Section 6;

(iv)borrow an amount in excess of $8,000,000 (such amount being the maximum amount payable by the Corporation under the debt instruments);

(v)execute any guaranty;

(vi)settle any lawsuit or civil investigation requiring the payment of more than $1,000,000 unless expressly approved by the Board of Directors;

(vii)execute any document or enter into any arrangement that has a potential liability to the Corporation in excess of $1,000,000; or

(viii)consent to any merger or dissolution of the Corporation.

7.Redemption.

(a)Redemption.

(i)Shares of Presbia USA New Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price equal to the Original Issue Price per share, plus all Accruing Dividends and any declared but unpaid dividends thereon (the “Redemption Price”), upon the occurrence of a Liquidation Event. In such event, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii)Prior to the occurrence of a Liquidation Event, the Corporation shall have the unconditional unilateral right to redeem any Presbia USA New Preferred Share at any time for the Redemption Price, and the Corporation will have the irrevocable authority to authorize and instruct the Corporation secretary (or any other person appointed for the purpose by the directors) to redeem the Presbia USA New Preferred Shares and to execute on behalf of the holders of Presbia USA New Preferred Shares such documents as are necessary in connection with such redemption. For avoidance of doubt, the Corporation's right to redeem any Presbia USA New Preferred Shares can only be exercised after approval of a majority of the members of the Corporation's board of directors that are independent of the holders of the Presbia USA New Preferred Shares being redeemed.

(b)Redemption Notice. The Corporation shall send written notice of any redemption (the “Redemption Notice”) to each holder of record of Presbia USA New Preferred Stock not less than ten (10) days prior to the date of such redemption (the “Redemption Date”). Each Redemption Notice shall state:

(i)the Redemption Date and the Redemption Price; and

(ii)that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Presbia USA New Preferred Stock to be redeemed.

(c)Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Presbia USA New Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Presbia USA New Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Presbia USA New Preferred Stock shall promptly be issued to such holder.

(d)Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on or prior to the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Presbia USA New Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Presbia USA New Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Presbia USA New Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

8.Reissuance of Presbia USA New Preferred Stock. In the event that any shares of Presbia USA New Preferred Stock shall be redeemed pursuant to Section 7 or otherwise repurchased by the Corporation, the shares so redeemed or repurchased shall be cancelled and shall not be reissued, sold or transferred by the Corporation. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to holders of Presbia USA New Preferred Stock following redemption.

9.Notices. Any notice required by the provisions of this Article FIFTH to be given to the holders of Presbia USA New Preferred Stock shall be in writing and shall be deemed effectively given: (a) upon personal delivery; (b) when sent by facsimile with confirmed transmission, on the day sent if sent during normal business hours of the recipient of such day, or if not sent during such normal business hours, then on the next Business Day; or (c) two (2) Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification from such courier of delivery to such recipient, in each case addressed to each holder of record at such holder's address appearing on the books of the Corporation.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by the State of Delaware:

1.The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (the “Board”). The numberof directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the Corporation's bylaws (the “Bylaws”). No election of directors need be bywritten ballot unless the Bylaws shall so provide.

2.The Board is expressly authorized to adopt, amend or repeal the Bylaws.

3.Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) at such place within or without the State of Delaware as the Bylaws may provide or as may be designated from time to time by the Board.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the state of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any director or officer of the Corporation and, in the discretion of the Board, any other persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shah inure to the benefit of the heirs, executors, and administrators of such person. Any amendment, repeal or modification of the provisions of this Article TENTH shall not adversely affect any right or protection of any director, officer or other person existing at the time of such amendment, repeal or modification.

ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as from time to time in effect or any successor provision thereto.